SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2006

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Daryl F. Gates has been appointed to the office of President of Global ePoint, Inc. (the “Company”), effective November 20, 2006, replacing John Pan. Mr. Gates served as Chief of the Los Angeles Police Department from 1978 until his retirement in 1992 after 43 years of service with the LAPD. Mr. Gates is a member of the Company’s Board of Directors.

As compensation for his services as President of the Company, Mr. Gates will receive options to purchase 120,000 shares of the Company’s common stock at an exercise price of $0.60 per share, vesting at a rate of 10,000 shares per month beginning on November 20, 2006. The options will be issued pursuant to the Company’s 2005 Stock Incentive Plan and will expire on November 13, 2011.

In addition to being an officer and a director of the Company, Mr. Gates has served as a consultant to the Company since July 2003. From July 2003 through October 2003, the Company paid Mr. Gates a monthly consulting fee of $5,000. In November 2003, the Company entered into a one-year consulting agreement with Mr. Gates pursuant to which the Company paid him a monthly consulting fee of $10,000 and granted him an option to purchase 60,000 shares of the Company’s common stock at $6.47 per share. This option is exercisable until the earlier of five years from the grant date or the date that Mr. Gates ceases providing consulting services to the Company. Effective November 1, 2004, the Company entered into a new consulting agreement with Mr. Gates pursuant to which he receives a monthly consulting fee of $13,000. Pursuant to the consulting agreement, the Company also granted him options to purchase 60,000 shares of its common stock at an exercise price of $2.82 per share as compensation for his services from November 1, 2004 through November 1, 2005, and an additional 60,000 shares of its common stock at an exercise price of $2.82 per share as compensation for his services from November 1, 2005 through November 1, 2006.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing

99.1	Press Release, dated November 20, 2006	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EPOINT, INC.

Date: November 20, 2006	By:	/s/ Toresa Lou
Toresa Lou Chief Executive Officer